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                                                                     Exhibit 3.3

                            AMENDMENT No. 1 TO THE

                        AMENDED AND RESTATED BYLAWS OF

                          SELECT MEDICAL CORPORATION


     This is an Amendment, dated September 17, 2001 (the "Amendment") to the Amended and Restated Bylaws of SELECT MEDICAL CORPORATION, a Delaware corporation (the "Company"), which were adopted on March 23, 2001 (the "Bylaws").

                                  Background
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     The Board of Directors of the Company wishes to designate the Chairman of the Board of Directors as the Executive Chairman of the Company, and wishes to amend the Bylaws to allow for such designation.

                                   Amendment
                                   ---------

1. Section 4.1 of the Bylaws is hereby amended by inserting in the third line thereof the parenthetical "(who may be designated as an Executive Chairman)" immediately prior to the phrase ", a Vice Chairman of the Board."

2. Section 4.6 of the Bylaws is hereby amended and restated in its entirety as follows:

     "Section 4.6. Chairman of the Board. The Chairman of the Board shall, if
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one is designated by the Board of Directors and if present, preside at all meetings of the stockholders and of the Board of Directors and exercise and perform such other powers and duties as may be from time to time assigned by the Board of Directors. In addition, if designated by the Board as Executive Chairman, the Chairman shall also assist the Directors and the senior officers of the Corporation in the formulation of the strategy and policies of the Corporation, shall be available to other officers for consultation and advice, and may execute documents on behalf of the Corporation, subject at all times to the authority of the Board of Directors."

3. Except as amended hereby, the Bylaws shall continue in effect in accordance with their terms.